Exhibit 99.1

                        Buffalo Wild Wings, Inc. Plans to
                    Acquire Las Vegas Franchised Restaurants

                Also Announces Two-For-One Stock Split



   MINNEAPOLIS--(BUSINESS WIRE)--May 18, 2007--Buffalo Wild Wings, Inc. (Nasdaq:BWLD), today announced the exercise of a right of first refusal to acquire the assets of nine Buffalo Wild Wings franchised restaurants in the Las Vegas, Nevada area, which includes one unit that is currently under construction. The Company also announced a two-for-one stock split in the form of a 100% stock dividend to its shareholders.

   Franchised Restaurant Acquisition

   The Company expects the acquisition, if completed, to close in the fourth quarter of 2007 and, with the exception of one-time transaction costs, to be accretive to earnings. These restaurants are currently operated by Bill Welter, whom the Company intends to retain as a consultant after closing. Average weekly sales for the eight existing restaurants over the last twelve months, which includes food, beverage, and gaming revenues, exceeded $55,000. The Company anticipates funding the purchase price of approximately $26 million with available cash and marketable securities.

   Sally Smith, President and Chief Executive Officer, commented,
"Las Vegas is an excellent market for Buffalo Wild Wings and we see opportunity for further growth and development. Bill and his team have done an incredible job of winning loyal guests by building a strong connection with the communities in which the restaurants are located. With Bill's help, we hope to continue this great tradition."

   Mr. Welter remarked, "Buffalo Wild Wings has built a distinct brand that is taking root nationally, and my family and I have enjoyed contributing to this success by establishing the brand in the Las Vegas market. It has been gratifying to lead this effort over the past seven years. I look forward to working with this great team to capitalize on remaining opportunities within the market and am pleased that our Las Vegas team members will benefit from being a part of an organization with a strong national brand and great resources."

   The acquisition is subject to purchase price adjustments and a holdback that would protect the Company if opening of the unfinished unit is delayed. The transaction also remains dependent on execution of a definitive asset purchase agreement, receipt of necessary approvals for gaming and liquor licenses (which are expected to take several months), lease assignments, and other customary closing conditions.

   Two-for-One Stock Split

   The Company also announced that its Board of Directors declared a two-for-one stock split of its outstanding shares of Common Stock. The stock split will be effected in the form of a 100% stock dividend to shareholders of record as of the close of business on June 1, 2007. The Company expects that its transfer agent will issue the additional shares on or about June 15, 2007. Each shareholder will receive one additional share of Buffalo Wild Wings Common Stock for every one share owned. The Company had 8,775,849 shares of Common Stock outstanding as of May 15, 2007.

   The Company's stock has more than tripled since the time of its initial public offering when it closed at $22.95 on the first day of public trading on November 21, 2003. Yesterday, the closing price of Buffalo Wild Wings' stock was $79.17.

   Ms. Smith added, "We are pleased to announce this stock split, because we believe it will place the market price of our stock in a more attractive range to investors and increase the liquidity of our shares."

   Forward-looking Statements

   Certain statements in this release that are not historical facts, including, without limitation, those relating to the completion, timing, and terms of the anticipated acquisition and proposed consulting arrangement, the accretive impact of the acquisition, and the timing of issuance of additional shares of our Common Stock, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation: delays in negotiation of a definitive asset purchase agreement; delays associated with or failure to obtain governmental and third-party consents; our ability to integrate the acquired restaurants and operate them as expected; accounting treatment for the proposed acquisition; investor response to the increase in the number of outstanding shares of the Company's Common Stock; and other factors disclosed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

   About the Company

   Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 440 Buffalo Wild Wings locations across 37 states.



    CONTACT: Buffalo Wild Wings, Inc.
             Investor Relations Contact:
             Mary Twinem, 952-253-0731